Exhibit 99.1

NEWMARK GROUP ANNOUNCES CLOSING OF SENIOR NOTES OFFERING

NEW YORK, NY — November 6, 2018 — Newmark Group, Inc. (NASDAQ: NMRK) (“Newmark” or the “Company”) today announced the closing of its offering of $550 million aggregate principal amount of 6.125% Senior Notes due 2023 (the “Notes”).

The Notes are general senior unsecured obligations of the Company. The Notes bear an interest rate of 6.125% per annum, payable on each May 15 and November 15, beginning on May 15, 2019, and will mature on November 15, 2023. The Company intends to use the net proceeds from the offering,1 together with other available sources of cash, to repay all of the $546.5 million aggregate principal amount of indebtedness owed to or guaranteed by its parent company, BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners”, or “BGC”). This $546.5 million includes $300.0 million aggregate principal amount under a promissory note owed to BGC; $112.5 million aggregate principal amount under the intercompany credit agreement with BGC, which is recorded on Newmark’s balance sheet as part of “Current portion of debt payable to related parties”; and $134.0 million aggregate principal amount under the converted term loan owed to third party lenders and guaranteed by BGC.

The Notes were offered and sold in a private offering exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This notice is issued pursuant to Rule 135c under the Securities Act, and does not constitute an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Discussion of Forward-Looking Statements about Newmark and BGC Partners

Statements in this document regarding Newmark and BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. Except as required by law, Newmark and BGC undertake no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark’s and BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in these filings and any updates to such risk factors contained in subsequent Forms 10-K, Forms 10-Q or Forms 8-K.

Media Contact:

Karen Laureano-Rikardsen

+1 212-829-4975

Investor Contacts:

Jason McGruder or Kelly Collar

+1 212-610-2426

[1]	Newmark estimates that the proceeds from this offering will be $537.9 million, after deducting the initial purchasers’ discounts and commissions and the Company’s estimated expenses.